American International Group, Inc.
Senior Partners Plan
(amended and restated as of march 11, 2008)
1.	Purpose
     The Compensation Committee of the Board of Directors (the “Committee”) of American International Group, Inc. (“AIG”) has determined that certain key employees of AIG and its subsidiaries (together, the “Employer”) contribute substantially to the long-term growth and profitability of AIG. AIG has created this AIG Senior Partners Plan (this “Plan”) to reward these individuals and to provide incentives for their continued contribution to the long-term performance of AIG.
2.	Performance Periods
     This Plan will operate for successive overlapping three-year periods (each, a “Performance Period”). The first Performance Period will be from January 1, 2004 through December 31, 2006. The second Performance Period will be from January 1, 2005 through December 31, 2007. Thereafter, each Performance Period will be for successive three calendar-year periods until the Plan is terminated by the Committee.
3.	SPUs and Participants
          A. Senior Partner Units. Senior Partner Units (“SPUs”) issued under this Plan will entitle holders to receive cash distributions from AIG based on the annual growth in AIG’s adjusted book value per share during the Performance Periods to which the SPU relates, subject to the terms and conditions of this Plan.
          B. Participants. The Committee will, from time to time, determine (1) the key employees of the Employer who will be awarded SPUs under this Plan (the “Participants”) and (2) the number of SPUs held by each Participant.
          C. Status of Awards and Changes in Awards. A Participant’s number of SPUs will remain constant until the Committee determines to increase or decrease the Participant’s SPUs or terminates his or her status as a Participant. Unless determined otherwise by the Committee, an award of SPUs, or an increase or decrease in the number of a Participant’s SPUs, will only affect the number of SPUs outstanding with respect to Performance Periods that have at least 12 months remaining in them at the time the Committee makes the award or determination. In addition, unless determined otherwise by the Committee, an initial award of SPUs to a Participant may only be made with respect to Performance Periods ending on or after the third anniversary of commencement of the Participant’s employment with the Employer.
          D. Maximum Number of SPUs. A total of up to 30,000 SPUs may be outstanding with respect to each Performance Period.

4.	Weighted-Average SPU Value and Conditions
          A. Weighted-Average SPU Value. At the end of each Performance Period, the Committee will determine the dollar amount (the “Weighted-Average SPU Value”) attributable to each SPU related to the Performance Period and will communicate the Weighted-Average SPU Value to the Participants. Subject to the conditions of this Plan, the Weighted-Average SPU Value for a Performance Period will be equal to (1) two-thirds of the Yearly SPU Value of the final year in the Performance Period plus (b) one-sixth of the Yearly SPU Value of each of the first two years in the Performance Period.
          B. Definitions.
     (1) “Yearly SPU Value” means, for each year, (a) the Growth in Adjusted Book Value for the year multiplied by (b) the Funding Percentage for the year divided by (c) the maximum number of SPUs.
     (2) “Growth in Adjusted Book Value” means, for each year, the Adjusted Book Value at the beginning of the year multiplied by the Percentage Growth in Adjusted Book Value Per Share for the year. The determination of Growth in Adjusted Book Value and all its component parts (including any adjustments made as part of such determination) will be made by the Committee in its sole discretion in accordance with U.S. Generally Accepted Accounting Principles.
     (3) “Adjusted Book Value” means, for any date, the total AIG shareholders’ equity as of the date minus Accumulated Other Comprehensive Income (or plus Accumulated Other Comprehensive Loss) as of such date (as reported in AIG’s Consolidated Statement of Shareholders’ Equity), with such adjustments as the Committee may make in its sole discretion.
     (4) “Percentage Growth in Adjusted Book Value Per Share” means, for any year, the percentage increase (or decrease) in:
     (a) Adjusted Book Value at the end of the year divided by the number of shares of AIG common stock outstanding at the end of the year over
     (b) Adjusted Book Value at the beginning of the year divided by the number of             shares of AIG common stock outstanding at the beginning of the year.
     (5) “Funding Percentage” means, for any year, the funding percentage determined by the Committee from time to time. Initially the Funding Percentage will be 0.85% (until the Committee establishes a different Funding Percentage).
          C. Effect of Decrease in Book Value. If the Yearly SPU Value is a negative number for any year during a Performance Period, the Weighted-Average SPU Value for the Performance Period will be calculated as if the Yearly SPU Value for that year was $0.00 except that (1) the Weighted-Average SPU Value for the first

Performance Period in which the year occurs will be reduced by the amount of the negative Yearly SPU Value and (2) if such reduction would result in a Weighted-Average SPU Value that is a negative number, the excess negative Yearly SPU Value will be carried forward to reduce the Weighted-Average SPU Value for future Performance Periods (until the negative Yearly SPU Value has been fully applied).
          D. Partners Plan Condition. Notwithstanding Section 4A, the Weighted-Average SPU Value of a Performance Period will be $0.00 if the conditions are not satisfied for the funding threshold of the AIG Partners Plan for the period ending with the same year as the Performance Period. The Committee will, from time to time, designate the AIG Partners Plan and the funding threshold condition that will apply for this Section 4D.
5.	Vesting and Payouts of Weighted-Average SPU Value
          A. General. The Weighted-Average SPU Value of each SPU will be paid out to Participants in cash in two equal installments promptly after the third and fourth anniversaries of the first day of the last year of the Performance Period to which the SPU relates (each a “Scheduled Payment Date”). Except as provided in Sections 5B, 6 and 8A, if a Participant’s employment with the Employer is terminated for any reason, the Participant’s rights in respect of any Weighted-Average SPU Value that would be payable on a future Scheduled Payment Date will be forfeited and terminate.
          B. Death, Disability or Retirement after Age 65. If a Participant dies, becomes subject to permanent disability or retires at or after age 65, in each case while actively employed by the Employer, any remaining unpaid Weighted-Average SPU Values for prior Performance Periods in respect of all SPUs granted to the Participant will be paid to the Participant or his/her estate or guardian, as the case may be, promptly following such event. In addition, Weighted-Average SPU Value for any then-current Performance Periods will be determined and paid in accordance with Section 6B. For this purpose “permanent disability” has the meaning defined in the American International Group, Inc. Group Long-Term Insurance Policy as in effect on the relevant date (or, if none, will be determined by the Committee in its sole discretion).
          C. Election to Delay Payment. Participants may, in the Committee’s sole discretion, be permitted to elect to defer receipt of the Weighted-Average SPU Value under a separate AIG deferral program.
6.	Vesting During a Performance Period
          A. General. Except as provided in Section 6B, if a Participant’s employment with the Employer is terminated for any reason during a Performance Period, all of the Participant’s SPUs relating to the Performance Period will be forfeited and terminate.
          B. Death, Disability or Retirement after Age 65. If a Participant dies, becomes subject to permanent disability or retires at or after age 65 during a Performance Period, in each case while actively employed by the Employer, the Participant will be paid a pro-rated amount (based upon the number of whole or partial months the Participant was employed during the Performance Period relative to 36) of the Weighted-Average SPU Value for each SPU relating to the Performance Period ending within 12 months of termination of employment. The payment of such amount will occur within a reasonable period after the end of the Performance Period when the determination is made as to the amount, if any, of the Weighted-Average SPU Value. No Weighted-Average SPU Value will be allocated with respect to any Performance Period ending more than 12 months after termination of employment with the Employer.
7.	Dividend-Related Payments
          A. General. Each Participant will be paid a cash dividend-related amount on March 31, June 30, September 30 and December 31 based upon their unpaid Weighted-Average SPU Value. The quarterly dividend-related payment for each Participant will equal (1) the aggregate unpaid Weighted-Average SPU Value of the Participant’s SPUs at the beginning of the quarter multiplied by (2) the total cash dividends AIG pays on its common stock during the quarter divided by (3) the Adjusted Book Value at the beginning of the quarter.
          B. Termination of Employment. If a Participant’s employment with the Employer is terminated for any reason, the Participant’s rights to receive any further dividend-related payment will terminate.
8.	Administration of this Plan
          A. General. This Plan will be administered by the Committee. Actions of the Committee may be taken by the vote of a majority of its members. The Committee may allocate among its members and delegate to any person who is not a member of the Committee any of its administrative responsibilities. The Committee will have power to interpret this Plan, to make regulations for carrying out its purpose and to make all other determinations in connection with its administration, all of which will, unless otherwise determined by the Committee, be final, binding and conclusive. Subject to Section 9O, the Committee will have the power to increase or decrease the Weighted-Average SPU Value of a Participant’s SPUs. In addition, the Committee may, in its sole discretion, reinstate any SPUs, Weighted-Average SPU Values or dividend-related payments that would otherwise have been terminated and forfeited because of a Participant’s termination of employment, if the Participant complies with any covenants, agreements or conditions that the Committee may impose.
          B. Non-Uniform Determinations. The Committee’s determinations under this Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, SPUs under this Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations as to (1) the persons to become Participants and (2) whether a Participant’s employment with the Employer has been terminated (as described in Section 8C).
          C. Determination of Employment. The Committee will have the right to determine itself with respect to any Participant the commencement date or termination date of the Participant’s employment with the Employer solely for purposes of this Plan, separate and apart from any determination as may be made by AIG or its subsidiaries with respect to the individual’s employment.
          D. Amendments. The Committee will have the power to amend this Plan in any manner and at any time, including in a manner adverse to the rights of the Participants.
          E. No Liability. No member of the Board of Directors of AIG or the Committee or any employee of the Employer (each, a “Covered Person”) will have any liability to any person (including any Participant) for any action taken or omitted to be taken or any determination made in good faith with respect to this Plan or any Participant’s participation in it. Each Covered Person will be indemnified and held harmless by AIG against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under this Plan and against and from any and all amounts paid by such Covered Person, with AIG’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that AIG will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once AIG gives notice of its intent to assume the defense, AIG will have sole control over such defense with counsel of AIG’s choice. The foregoing right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under AIG’s Restated Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that AIG may have to indemnify such persons or hold them harmless.
          F. Adjustments. The Committee will have the authority (but will not be required) to adjust equitably the Annual Growth in Adjusted Book Value and all its component parts to preserve the benefits or potential benefits intended to be made available to Participants for any change in the AIG common stock resulting from a recapitalization, stock split, stock dividend, combination or exchange of shares of AIG common stock, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of AIG. In addition, the Committee will have the authority (but will not be required) to adjust the Weighted-Average SPU Values for previous and current Performance Periods for any restatements of AIG’s financial statements, including adjusting unpaid Weighted-Average SPU Values to reflect over or under payment of a vested installment with respect to a prior Performance Period.
          G. Other. In furtherance of AIG’s policies, notwithstanding Section 3, if any Participant is a shareholder in C.V. Starr & Co., Inc. on March 31, 2006, such person will cease to be a Participant, his or her SPUs will be forfeited and terminate and he or she will have no rights under this Plan (in each case, unless the Committee determines otherwise).

9.	General Rules
          A. No Funding. AIG will be under no obligation to fund or set aside amounts to pay obligations under this Plan. Participants will have no rights to the Weighted-Average SPU Value other than as a general unsecured creditor of AIG.
          B. Tax Withholding. As a condition to the payment of any amount under this Plan or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation (1) AIG may deduct or withhold (or cause to be deducted or withheld) from any payment to a Participant whether or not pursuant to this Plan or (2) the Committee will be entitled to require that the Participant remit cash to AIG (through payroll deduction or otherwise), in each case, in an amount sufficient in the opinion of AIG to satisfy such withholding obligation.
          C. No Rights to Other Payments. The provisions of this Plan provide no right or eligibility to a Participant to any other payouts from AIG or its subsidiaries under any other alternative plans, schemes, arrangements or contracts AIG may have with any employees or group of employees of AIG or its subsidiaries.
          D. No Effect on Benefits. Grants and payments under this Plan will constitute a special discretionary incentive payment to the Participants and will not be required to be taken into account in computing the amount of salary or compensation of the Participants for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Employer or under any agreement with the Participant, unless the Employer specifically provides otherwise.
          E. Section 409A Payment Delay. Notwithstanding any provision to the contrary in this Plan, to the extent any payment to be made to a Participant in connection with the Participant’s termination of service with the Employer would be subject to the additional tax of Section 409A of the Internal Revenue Code (the “Code”), the payment will be delayed until six months after a Participant’s termination of service with the Employer (or earlier death or disability (within the meaning of Section 409A of the Code)).
          F. Severability. If any of the provisions of this Plan is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided, that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.
          G. Entire Agreement. This Plan contains the entire agreement of the parties with respect to the subject matter thereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

          H. Waiver of Claims. Each Participant recognizes and agrees that prior to being selected by the Committee to receive a SPU he or she has no right to any benefits under this Plan. Accordingly, in consideration of the Participant’s receipt of any SPU hereunder, he or she expressly waives any right to contest the amount of any SPU, the terms of this Plan, any determination, action or omission hereunder by the Committee or AIG or any amendment to this Plan.
          I. No Third Party Beneficiaries. Except as expressly provided therein, this Plan will not confer on any person other than AIG and the Participant any rights or remedies thereunder. The exculpation and indemnification provisions of Section 8E will inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.
          J. AIG’s Successors and Assigns. The terms of this Plan will be binding upon and inure to the benefit of AIG and its successors and assigns.
          K. Right of Offset. AIG will have the right to offset against the obligation to pay an amount to any Participant, any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans or amounts repayable to it pursuant to tax equalization, housing, automobile or other employee programs) such Participant then owes to it.
          L. Nonassignability. The SPUs, Weighted-Average SPU Values and dividend-related payments will not be assignable, transferable, pledged, hedged or in any manner alienated, whether by operation of law or otherwise, except as a result of death or incapacity where such rights are passed pursuant to a will or by operation of law. The Committee may in its sole discretion acknowledge the written direction by a Participant to transfer his/her SPUs under this Plan to a revocable grantor trust in such form and on such conditions as the Committee may require in its sole discretion. Any assignment, transfer, pledge, or other disposition in violation of the provisions of this Section 9L will be null and void and any SPUs which are hedged in any manner will immediately be forfeited.
          M. Right to Discharge. Nothing contained in this Plan or in any SPU will confer on any Participant any right to be continued in the employ of the Employer or to be included in any future plans of a similar nature.
          N. Consent. If the Committee will at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any SPUs, determination of the Weighted-Average SPU Value or the payment of any amount under this Plan, or the taking of any other action thereunder (each such action, a “plan action”), then such plan action will not be taken, in whole or in part, unless and until such consent will have been effected or obtained to the full satisfaction of the Committee.
The term “consent” as used in this paragraph includes (1) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state, or local law, or law, rule or regulation of a jurisdiction outside the United States, (2) any other matter, which the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (3) any and all other consents, clearances and approvals in respect of a plan action by any governmental or other regulatory body or any stock exchange or self-regulatory agency and (4) any and all consents required by the Committee.
          O. Subject to Any AIG Section 162(m) Plan. AIG may, in any year, propose a Section 162(m) compliant performance incentive award plan (the “AIG Section 162(m) Plan”). If an AIG Section 162(m) Plan is proposed and approved by the AIG stockholders in accordance with Section 162(m)(4)(C) of the Code and Treasury Regulation Section 1.162-27(e)(4), this Plan will function as a sub-plan under the AIG Section 162(m) Plan, whereby performance compensation amounts payable under the AIG Section 162(m) Plan can be paid in part by accruing Weighted-Average SPU Values with respect to a Performance Period. If the AIG Section 162(m) Plan is proposed and not so approved by the AIG stockholders, the SPUs will terminate and no further Weighted-Average SPU Values will accrue under this Plan.
          P. Adoption. This Plan was originally adopted on November 30, 2005 by the Committee. This Plan was amended and restated by the Committee on March 15, 2006 and further amended and restated by the Committee on July 19, 2006.
10.	Disputes
          A. Governing Law. This Plan will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.
          B. Arbitration. Subject to the provisions of this Section 10, any dispute, controversy or claim between AIG and a Participant, arising out of or relating to or concerning this Plan or any SPU, will be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (the “NYSE”) or, if the NYSE declines to arbitrate the matter (or if the matter otherwise is not arbitrable by it), the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by a Participant must first be submitted to the Committee in accordance with claims procedures determined by the Committee.
          C. Jurisdiction. AIG and each Participant hereby irrevocably submit to the exclusive jurisdiction of a state or federal court of appropriate jurisdiction located in the Borough of Manhattan, the City of New York over any suit, action or proceeding arising out of or relating to or concerning this Plan or any SPU that is not otherwise arbitrated or resolved according to Section 10B. AIG and each Participant acknowledge that the forum designated by this section has a reasonable relation to this Plan and to such Participant’s relationship with AIG.
          D. Waiver. AIG and each Participant waive, to the fullest extent permitted by applicable law, any objection which AIG and such Participant now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 10C. AIG and each

Participant undertake not to commence any action, suit or proceeding arising out of or relating to or concerning this Plan or any SPU in any forum other than a forum described in Section 10C.
          E. Service of Process. Each Participant irrevocably appoints the Secretary of AIG at 70 Pine Street, New York, New York 10270, U.S.A. as his or her agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning this Plan or any SPU that is not otherwise arbitrated or resolved according to Section 10A. The Secretary will promptly advise the Participant of any such service of process.
          F. Confidentiality. Each Participant must keep confidential any information concerning any grant made under this Plan and any dispute, controversy or claim relating to this Plan, except that a Participant may disclose information concerning a dispute or claim to the court that is considering such dispute or to such Participant’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).
11.	Term of Plan
     This Plan will continue until suspended or terminated by the Committee in its sole discretion. Any termination of this Plan will be done in a manner that the Committee determines complies with Section 409A of the Code.